News Release

Contact: Rennie Faulkner

Executive Vice President & CFO

(731) 668-2444

KIRKLAND’S REPORTS FOURTH QUARTER SALES

JACKSON, Tenn. (February 2, 2006) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today announced sales for the 13-week and 52-week periods ended January 28, 2006.

Net sales for the fourth quarter ended January 28, 2006, increased 6.3% to $153.4 million from $144.3 million for the fourth quarter ended January 29, 2005. Comparable store sales for the fourth quarter of fiscal 2005 decreased 5.0%. Kirkland’s comparable store sales decreased 4.2% for the fourth quarter of fiscal 2004.

Net sales for the 52-week period ended January 28, 2006, increased 5.2% to $415.1 million from $394.4 million for the 52-week period ended January 29, 2005. Comparable store sales for fiscal 2005 decreased 6.9% compared with a 5.0% decrease in the prior year.

Based on these results, the Company expects to report net income for the fourth quarter of $0.47 to $0.52 per diluted share. The Company will release its fourth quarter and full year financial results and guidance for fiscal 2006 before the market opens on March 10, 2006.

Commenting on the announcement, Jack Lewis, Kirkland’s President and Chief Executive Officer, said, “The fourth quarter was characterized by a continuation of the weak traffic trends we have experienced throughout fiscal 2005 in addition to a highly promotional environment in the home sector. Markdowns were heavier than planned as we cleared seasonal and other assortments in preparation for fiscal 2006. We remain pleased with the performance of our new stores, all of which are located in off-mall venues. Off-mall stores showed modestly positive comparable store sales for the quarter, offsetting a high single-digit decrease in our mall stores.”

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 334 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2005. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

-END-